[10.2 Escrow Agreement]

ESCROW AGREEMENT

        ESCROW AGREEMENT, dated as of January 6, 2005 (“Agreement”), among the Law Offices of Robert L. B. Diener (the “Escrow Agent”), David Loev (the “Seller Representative”), as representative of certain sellers of common shares of Cape Coastal Trading Corporation, a New York corporation (the “Company”) and Peter Zachariou, as representative of certain purchasers under the Stock Purchase Agreement (the “Purchaser Representative”). The Escrow Agent, the Seller Representative and the Purchaser Representative are sometimes individually referred to herein as a “Party” and collectively, as the “Parties”.

BACKGROUND

        Certain stockholders of the Company (the “Sellers”) own in the aggregate approximately 2,200,000 shares of common stock of the Company. Sellers intend to sell and Purchasers intend to purchase 2,100,000 of said shares (the “Shares”) and the Sellers intend to retain 105,000 of said shares. The Sellers are represented by the Seller Representative. Certain purchasers (the “Purchasers”), who are represented by the Purchaser Representative, desire to acquire the Shares pursuant to the terms of a Stock Purchase Agreement to be drafted and executed by the Parties (the “Stock Purchase Agreement”).

        Pursuant a Term Sheet dated January 5, 2005 (the “Term Sheet”) executed by the Seller Representative, Purchaser Representative and the Company, the terms of which will be incorporated in the Stock Purchase Agreement, Seller and Seller Representative will sell the Shares to the Purchasers for a total consideration of $455,000 cash. The Parties further agreed that (a) Seller Representative, Sellers and the Company would not conduct discussions or negotiations or commit to a transaction involving the Company or the Shares other than the transaction contemplated by the Term Sheet prior to the Closing of the transaction contemplated by the Term Sheet (and further agreed that any currently pending discussions or negotiations be terminated during such period) and (b)upon signing the Term Sheet, Seller Representative and Purchaser Representative would enter into an Escrow Agreement with Purchasers’ counsel whereby Purchasers shall deposit the Cash Deposit and Sellers deposit the Shares with said counsel as escrow holder pending the Closing, pursuant to the terms of the Escrow Agreement.

        The Seller Representative has agreed to deposit the Certificates together with fully-executed, medallion-guaranteed stock powers relating to each certificate (collectively, the “Certificates”) into escrow pursuant to the Term Sheet and this Agreement in order to induce the Purchasers to consummate the transactions contemplated by the Stock Purchase Agreement and to make the payments required thereunder and the Purchaser Representative has agreed to concurrently deposit in escrow $25,000.00 (the “Cash Deposit”) against the Purchase Price, to be disbursed in accordance with this Agreement. This Agreement governs the maintenance and release of the Certificates, the Cash Deposit and the Purchase Price from escrow.

        NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

    1.        Appointment of Escrow Agent.

        The Seller Representative and the Purchaser Representative hereby appoint the Escrow Agent as escrow agent and the Escrow Agent accepts that appointment and agrees to hold and dispose of the Escrow Deposit in accordance with the terms of this Agreement. Escrow Agent acknowledges receipt of fair and reasonable consideration for his services.

2. Release of Cash Deposit, Purchase Price and Certificates.

    (a)        If any of the following occur, then the Escrow Agent shall promptly (and in any event within five (5) business days) release the Cash Deposit and Purchase Price to the Purchaser Representative and the Certificates to the Seller Representative:

    (i)        Purchaser Representative notifies the Escrow Agent in writing prior to the Closing that there exist any due diligence issues relating to the Company which in Purchaser Representative’s sole opinion cannot be resolved to the satisfaction of Purchaser Representative;

(ii) The Parties fail to execute a Stock Purchase Agreement prior to January 6, 2005;

(iii) A Closing fails to occur by the close of business on the Closing Date, as defined in the Stock Purchase Agreement;

(iv) Prior to the Closing, the Company fails in a timely manner to file any reports required to be filed with the U.S. Securities and Exchange Commission;

    (b)        If all of the conditions of the Purchasers to the Closing as specified in the Stock Purchase Agreement occur and the Purchasers fail to pay the Purchase Price in accordance with the Stock Purchase Agreement or if the Purchasers fail to satisfy any condition of the Sellers to the Closing as specified in the Stock Purchase Agreement prior to the Closing Date (other than a condition that is to occur at the Closing), then the Escrow Agent shall promptly (and in any event within five (5) business days) release the Cash Deposit to the Seller Representative.

    (c)        If all of the conditions of the Purchasers and Sellers to the Closing that are specified in the Stock Purchase Agreement (except those that have been waived by the parties) occur and the Purchasers pay the Purchase Price in accordance with the Stock Purchase Agreement, then the Escrow Agent shall promptly (and in any event within five (5) business days) release the Cash Deposit and Purchase Price to the Seller Representative and the Certificates to the Purchaser Representative.

    (d)        Finders.   In the event of a Closing pursuant to par. 2(c), above, $10,000.00 of the Purchase Price shall be paid to RES Holdings Corp (“RES”), who has acted as a finder in connection with the Transaction. In addition, the Sellers shall deliver separately out of escrow 10,000 of its retained shares to RES and the Escrow Agent shall cause 5,000 of the shares deliverable to Purchasers from the escrow to be delivered to RES.

    (e)        Notwithstanding any other provision of this Agreement, if at any time Escrow Agent shall receive from the Purchaser Representative and the Seller Representative (prior to being directed to take action by a court) joint written instructions as to the delivery of the Cash Deposit, Purchase Price and the Certificates, Escrow Agent shall deliver the Purchase Price and Certificates in accordance with such joint written instructions.

    (f)        The Escrow Agent may at any time commence an action in the nature of interpleader or other legal proceedings and may deposit the Cash Deposit, Purchase Price and Certificates with the clerk of the court. In the event of any dispute regarding who is entitled to the Purchase Price and Certificates at any time, the Escrow Agent shall not release the Cash Deposit, Purchase Price and Certificates to either the Purchaser Representative or the Seller Representative and may commence an interpleader action as aforesaid or may cause the Cash Deposit, Purchase Price to be paid to and the Certificates deposited with a court of competent jurisdiction whereupon it shall cease to have any further obligation hereunder.

    (g)        Upon any delivery or deposit of the Cash Deposit, Purchase Price and Certificates as provided in this Section 2, the Escrow Agent shall be released and discharged from any further obligation under this Agreement.

3. Concerning the Escrow Agent

    (a)        The Escrow Agent shall not have any liability to any of the parties to this Agreement or to any third party arising out of its services as Escrow Agent under this Agreement, except for damages directly resulting from the Escrow Agent’s gross negligence or willful misconduct.

    (b)        The Purchaser Representative and the Seller Representative jointly and severally shall indemnify the Escrow Agent and hold it harmless against any loss, liability, damage or expense (including reasonable attorneys’ fees) that the Escrow Agent may incur as a result of acting as escrow agent under this Agreement, except for any loss, liability, damage or expense arising from its own gross negligence or willful misconduct. As between Purchaser Representative and Seller Representative, such obligations shall be borne equally by Purchaser Representative and Seller Representative. For this purpose, the term “attorneys’ fees” includes fees payable to any counsel retained by the Escrow Agent in connection with its services under this Agreement and, with respect to any matter arising under this Agreement as to which the Escrow Agent performs legal services, its standard hourly rates and charges then in effect.

    (c)        The Escrow Agent shall be entitled to rely upon any judgment, notice, instrument or other writing delivered to it under this Agreement without being required to determine the authenticity of, or the correctness of any fact stated in, that document and irrespective of any facts the Escrow Agent may know or be deemed to know in any other capacity. The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give any notice or receipt or advice or make any statement or execute any document in connection with this Agreement has been duly authorized to do so.

    (d)        The Escrow Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. The Escrow Agent shall not have any obligations arising out of or be bound by the provisions of any other agreement, written or oral, including, but not limited to, the Stock Purchase Agreement.

    (e)        The Seller Representative acknowledges that it knows that the Escrow Agent has represented the Purchaser Representative and certain of the Purchasers in connection with the Stock Purchase Agreement and this Agreement and that it may continue to represent Purchaser Representative and the Purchasers in that connection and in connection with the transactions contemplated by those agreements, including, but not limited to, in connection with any disputes that may arise under either of those agreements. The Escrow Agent shall not be precluded from or restricted from representing the Purchaser Representative, the Purchasers or any of their respective affiliates or otherwise acting as attorneys for the Purchaser Representative, the Purchasers or any of their affiliates in any matter, including, but not limited to, any court proceeding or other matter related to the Stock Purchase Agreement, this Agreement or the transactions contemplated by the Stock Purchase Agreement or this Agreement or the Escrow Deposit, whether or not there is a dispute between Purchaser Representative and Seller Representative with respect to any such matter; The Seller Representative irrevocably consents to any such representation and waives any conflict or appearance of conflict with respect to any such representation.

    (f)        All of the Escrow Agent’s rights of indemnification provided for in this Agreement shall survive the resignation of the Escrow Agent, its replacement by a successor Escrow Agent, its delivery or deposit of the Escrow Deposit in accordance with this Agreement, the termination of this Agreement, and any other event that occurs after this date.

(g) The Escrow Agent shall have no responsibility with respect to the sufficiency of the arrangements contemplated by this Agreement to accomplish the intentions of the Parties.

4. Representations.

        The Purchaser Representative and the Seller Representative each represents and warrants to the Escrow Agent that each has full power and authority to enter into and perform this Agreement; that this Agreement was duly authorized by all necessary corporate or other action; and that this Agreement is enforceable against each Party in accordance with its terms.

    5.        Resignation; Successor Escrow Agent.

        The Escrow Agent (and any successor escrow agent) may at any time resign as such upon 30 days prior notice to each of the other Parties. Upon receipt of a notice of resignation, each of the other Parties shall use their best efforts to select a successor agent within 15 days, but if within that 15 day period the Escrow Agent has not received a notice signed by both of them appointing a successor escrow agent and setting forth its name and address, the Escrow Agent may (but shall not be obligated to) select on their behalf a bank or trust company to act as successor escrow agent, for such compensation as that bank or trust company customarily charges and on such terms and conditions not inconsistent with this Agreement as that bank or trust company reasonably requires. The fees and charges of any successor escrow agent shall be payable out of the Cash Deposit and Purchase Price. A successor escrow agent selected by the resigning Escrow Agent may become the Escrow Agent by confirming in writing its acceptance of the position. Purchaser Representative and Seller Representative shall sign such other documents as the successor escrow agent reasonably requests in connection with its appointment.

    6.        Notices.

        All notices, instructions, objections or other communications under this Agreement shall be in writing and shall be deemed given when sent by United States registered mail, return receipt requested, to the respective Parties at the following addresses (or at such other address as a party may specify by notice given in accordance with this paragraph):

        If to Purchaser Representative, to it at:

        Peter C. Zachariou
        180 Varick Street
        13th Floor
        New York, NY   10014
        (212) 807-6994

      If to the Seller Representative, to it at:

      If to the Escrow Agent:

        Robert L. B. Diener
        Law Offices of Robert L. Diener
        122 Ocean Park Blvd.
        Suite 307
        Santa Monica,  CA   90405
        Fax: 310-396-8608

7. Miscellaneous.

    (a)        The Escrow Agent shall serve under this Agreement without fee, but Purchaser Representative and Seller Representative jointly and severally shall pay to the Escrow Agent on demand, out of the Escrow Deposit or otherwise, all costs and expenses, including, without limitation, the costs of any interpleader or similar action, incurred by the Escrow Agent in performing its services under this Agreement. As between the Purchaser Representative and the Seller Representative, such obligations shall be borne equally by the Purchaser Representative and the Seller Representative.

    (b)        If any provision of this Agreement is determined by any court of competent jurisdiction to be invalid or unenforceable in any jurisdiction the remaining provisions of this Agreement shall not be affected thereby, and the invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable that provision in any other jurisdiction. It is understood, however, that the parties intend each provision of this Agreement to be valid and enforceable and each of them waives all rights to object to any provision of this Agreement.

    (c)        This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns, and shall not be enforceable by or inure to the benefit of any third party. No party may assign its rights or obligations under this Agreement or any interest in the Escrow Deposit without the written consent of the other parties unless otherwise specified herein, and any other purported assignment shall be void. In no event shall the Escrow Agent be required to act upon, or be bound by, any notice, instruction, objection or other communication given by a person other than, nor shall the Escrow Agent be required to deliver the Escrow Deposit to any person other than, Purchaser Representative or Seller Representative.

(d) This Agreement shall be governed by and construed in accordance with the law of the State of New York applicable to agreements made and to be performed in New York.

    (e)        The courts of New York State and the United States District Courts for New York shall have exclusive jurisdiction over the parties (and the subject matter) with respect to any dispute or controversy arising under or in connection with this Agreement. A summons or complaint or other process in any such action or proceeding served by mail in accordance with Section 8 of this Agreement or in such other manner as may be permitted by law shall be valid and sufficient service.

    (f)        This Agreement contains a complete statement of all of the arrangements among the Parties with respect to its subject matter and cannot be changed or terminated orally. Any waiver must be in writing.

    (g)        This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

(h) The section headings used herein are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

        IN WITNESS WHEREOF, the respective parties have executed this Agreement as of the date first above written.

SIGNATURES ON THE FOLLOWING PAGE

SELLER REPRESENTATIVE /s/ David Loev ———————————— David Loev
PURCHASER REPRESENTATIVE /s/ Peter C. Zachariou ———————————— PETER C. ZACHARIOU
LAW OFFICES OF ROBERT L. B. DIENER By: /s/ Robert Diener ———————————— Robert Diener Prinicpal